Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements of Harvard Bioscience, Inc. on Form S-3, as amended (File No. 333-203552) and Forms S-8 (File No. 333-53848, File No. 333-104544, File No. 333-135418, File No. 333-151003, File No. 333-174476, File No. 333-189175, File No. 333-204760 and File No. 333-218497) of our report dated October 4, 2017 except for the matters discussed in Notes 11 and 12 as to which the date is April 17, 2018 relating to the consolidated financial statements of Data Sciences International, Inc. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Minneapolis, MN

April 17, 2018